Exhibit 5.1

GRAYCARY

2000 University Avenue

East Palo Alto, CA 94303-2248

www.graycary.com

O] 650-833-2000

F] 650-833-2001

June 23, 2004

VIA FEDERAL EXPRESS

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, CA 94105

Re:	Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to salesforce.com, inc., a Delaware corporation (“salesforce.com”), in connection with the proposed issuance and sale by salesforce.com of up to 11,500,000 shares of its common stock (the “Shares”), pursuant to salesforce.com’s registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Shares include 1,500,000 Shares that are subject to an over-allotment option granted to the underwriters in the offering.

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed salesforce.com’s charter documents and records of its corporate proceedings in connection with the issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued by salesforce.com in accordance with the related prospectus (as amended and supplemented through the date of issuance) will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares and sale of the Shares in accordance with the Registration Statement and the related prospectus and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to salesforce.com, the Shares or the Registration Statement.

Sincerely,

Gray Cary Ware & Freidenrich LLP